Media contact:                               Charles Keller
                                             612-678-7786
                                             charles.r.keller@ampf.com

Stockholder Contact:                         Chris Moran
                                             617-218-3864
                                             christopher.m.moran@ampf.com

               Seligman Select Municipal Fund, Inc. (NYSE: SEL) to
         Redeem its Preferred Stock on March 12, 2009 in connection with
                Recently Approved Merger and Related Transactions

NEW YORK, NY, February 9, 2009 - Today, Seligman Select Municipal Fund, Inc. ("Select Municipal") (New York Stock Exchange: SEL) announced that all of its outstanding Preferred Shares, Series A, and Preferred Shares, Series B (collectively, the "Preferred Stock") will be redeemed on March 12, 2009 (the "Redemption Date") at a redemption price (the "Redemption Price") equal to $100,000 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared) to but not including the Redemption Date.

Select Municipal's Preferred Stock is being redeemed following the recent approval by Select Municipal's stockholders of the Agreement and Plan of Merger and Liquidation (the "Plan") and the merger and the other transactions contemplated by the Plan, including the acquisition of the assets and liabilities of Select Municipal by National Municipal Class ("National Fund"), a series of Seligman Municipal Fund Series, Inc., as described in the proxy statement/prospectus, dated October 28, 2008.

A notice of redemption will be sent to holders of Preferred Stock at least 10 days prior to the redemption with instructions for presentation of the Preferred Stock.

Dividends on the Preferred Stock will cease to accumulate on the Redemption Date. Select Municipal anticipates there will be no accumulated and unpaid dividends from and after the Redemption Date, because the Preferred Stock will be redeemed on a dividend payment date and Select Municipal currently anticipates paying the last dividend in full. Unless Select Municipal defaults in making the redemption, dividends on the Preferred Stock will cease to accumulate on the Redemption Date, except for certain additional dividends to which holders may be entitled if capital gains or certain other taxable amounts retroactively are allocated to the Preferred Stock.

Payments on the Preferred Stock may be subject to backup withholding of 28% of such payments to U.S. holders who have not certified their taxpayer identification number on Internal Revenue Service Form W-9. U.S. holders who wish to avoid backup withholding should submit a completed and signed Form W-9 when presenting stock for payment. Non-U.S. holders should submit the appropriate Internal Revenue Service Form W-8, attesting to that non-U.S. holder's foreign status.

IRS Circular 230 Disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein.

Since November 7, 2008, Select Municipal and National Fund (the "Funds") have been managed by RiverSource Investments, LLC, a wholly owned subsidiary of Ameriprise Financial, Inc. Prior to such date, the Funds were managed by J. & W. Seligman & Co. Incorporated.

The net asset value of shares of Select Municipal may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. Select Municipal is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.

Fixed-income securities owned by the Funds are subject to interest-rate risk, credit risk, repayment risk, and market risk. To the extent that the Funds concentrate their investments in municipal securities issued by a single state and its municipalities, specific events or factors affecting a particular state may have an impact on the municipal securities of that state without affecting the municipal market in general.

You should consider the investment objectives, risks, charges, and expenses of a Fund carefully before investing. You can obtain a Fund's most recent periodic reports and other regulatory filings (including the prospectus relating to National Fund) by contacting your financial advisor or RiverSource Services, Inc. at 800-597-6068. These reports and other filings can also be found on the Securities and Exchange Commission's EDGAR Database. You should read these reports and other filings carefully before investing. National Fund is distributed by RiverSource Fund Distributors, Inc. (formerly Seligman Advisors, Inc.).

There is no guarantee that a Fund's investment goals/objectives will be met, and you could lose money.

NOT FDIC INSURED    MAY LOSE VALUE                             NO BANK GUARANTEE
NOT A DEPOSIT       NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY